UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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SBA Communications Corporation

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SBA COMMUNICATIONS SUPPLEMENTAL PROXY MATERIALS

For the Annual Meeting of Shareholders to be Held on

May 18, 2017

Re: Proposal 3: Advisory Vote to Approve Executive Compensation

May 8, 2017

Dear Shareholder:

SBA Communications Corporation, SBA, is asking for your support at the 2017 Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals.

Specifically, we request that you vote “FOR” Proposal 3, Advisory Vote to Approve Executive Compensation (“Say on Pay”).

We are providing you with additional information regarding Say on Pay to address the Institutional Shareholder Services (“ISS”) report dated May 5, 2017 (the “ISS Report”) in which ISS recommends a vote against this proposal. We believe that the ISS Report misconstrues the structure of our annual incentive plan and the purpose of our long-term incentive program when they state:

“The annual incentive program is based on quantitative metrics; however the Company did not provide targets nor full disclosure of actual achievement against goals. Although awards were earned below target, the lack of disclosure limits shareholders’ ability to assess goal rigor. Additionally long-term incentives are entirely time-based and the number of shares granted grew by 25%”

It is important to note that the other of the two major proxy-advisory firms, Glass Lewis, has recommended a vote in favor of the proposal. We believe that Glass Lewis has a better understanding of our executive compensation program and its contribution to shareholder value creation. In expressing its support for the proposal, Glass Lewis stated:

“We note that the Company has adequately aligned executive pay with performance in the recent past and maintains a compensation program designed to continue that trend going forward.”

We strongly disagree with ISS and believe that they have a fundamental misunderstanding of our executive compensation program. We ask that you review the information below and in our proxy statement to gain a clear understanding of the actions taken by our Compensation Committee.

Shareholders and ISS Have Previously Approved Our Executive Compensation Program, Which Has Not Changed

Our shareholders have consistently supported our compensation program, which is substantially the same program that SBA has had since February 2010. In each of the last six years, this compensation program has received almost unanimous approval of the votes cast on our Say on Pay proposal.

Furthermore, in each of these six years ISS has recommended a vote “FOR” our Say-On-Pay.

Annual Meeting	% of Votes Cast in Favor of Say-On-Pay	ISS Recommendation

May 2011	98%	FOR

May 2012	98%	FOR

May 2013	99%	FOR

May 2014	98%	FOR

May 2015	99%	FOR

May 2016	99%	FOR

Contrary to the Assertion in the ISS Report, Our Short-Term Incentive (“STI”) Program (Annual Cash Bonus) Has Been Consistently Applied, Administered and Substantively Disclosed in Our Proxy Materials

The ISS Report claims that our STI disclosure of key metrics targets and performance against such targets has worsened compared to our disclosure in our 2016 proxy materials. Contrary to the assertion in the ISS Report, all of the material information regarding our STI program that was disclosed in our 2016 proxy materials was also disclosed in our 2017 proxy materials, although we did change the format to improve readability. In 2017, ISS erroneously categorized our STI program as purely “quantitative”. In 2016, ISS correctly stated that our 2015 STI program was based on (1) Annualized Adjusted EBITDA (50%) and (2) “Subjective analysis of performance against SBA’s other financial, operational and qualitative metrics” (50%). In 2017, ISS stated that our 2016 STI program was based on (1) Annualized Adjusted EBITDA (50%) and (2) Key Metrics (50%). However, our STI program did not change from 2015 to 2016. We believe, as we clearly explain below, that ISS misunderstood our revised disclosure intended to improve readability to indicate that the STI program had changed.

As discussed on pages 30, 40 and 41 of our proxy statement, the second component of an NEO’s STI award (50%) continues to be based on “the extent to which SBA met its financial, operational and qualitative metrics and the contribution that each NEO made in attaining such metric.” Specifically, as stated on page 30, this qualitative assessment included consideration of the NEO’s “cross-departmental collaboration, succession planning and improved business processes and communications and executive performance”. In both 2016 and 2017, we provided the Compensation Committee’s evaluation of the Company’s performance against the financial and operational metrics and we then highlighted certain operational and qualitative achievements that the Compensation Committee considered in their qualitative assessment. We did not, as erroneously asserted by ISS, provide targets and achievement levels for the financial and operational metrics in the 2016 proxy statement. In fact, this year we enhanced our disclosure of the financial and operational metrics by providing performance highlights considered by the Committee in evaluating the value of each financial and operational metric to the Company’s overall performance. Although the second component of our STI program looks to the Company’s performance on financial and operational metrics as a basis for determining if the NEOs’ performance resulted in value to the Company, it is ultimately a qualitative assessment. Therefore, we believe ISS is incorrect when it states that it is necessary for us to disclose target goals for our financial and operational metrics in order for investors to “assess year over year goal rigor”.

Our STI program has been consistently applied, administered and substantively disclosed in our proxy materials since it was adopted in February 2010; ISS’s fundamental misunderstanding of our STI program has resulted in its erroneous evaluation.

Contrary to the Assertion in the ISS Report, We Held Our CEO Total Target Compensation Flat in 2016 and Actual Total Compensation Declined

ISS asserts that the value of the long-term incentive (“LTI”) component (stock options) provided to our CEO in 2016 increased 37% over 2015, leading to a total compensation increase of 6%. This is not true based on the valuation methodology prescribed by GAAP and the SEC, and used consistently for a long period of time by our Compensation Committee. Our total target compensation, and in particular the LTI component, as valued by our Compensation Committee was held flat in 2016 compared to 2015 while our target level of performance necessary to achieve such compensation was increased. ISS uses its own valuation methodology and calculates the value of the 2016 LTI package to our CEO 37% higher than the value prescribed by GAAP, the SEC and our Compensation Committee. This is incorrect, and is the sole basis for the assertion from ISS that total compensation for our CEO increased 6% in 2016 over 2015. In fact, as shown in the Summary Compensation Table, total compensation declined by 4% for our CEO in 2016 compared to 2015, due mostly to a lower STI (annual cash bonus). The ISS Report also states that the increase of 25% in the number of shares underlying the 2016 LTI award to our CEO is problematic, but without additional explanation. ISS offers no support for its concern over the number of shares because its primary focus, and the primary focus of our Compensation Committee, is the fair value of the LTI award. Our LTI awards have consistently been awarded based on a target fair value, with the number of shares underlying the final awards varying depending on the actual price per share on the date of award.

ISS Quantitative Calculations Result from a Temporary Decline in Our Stock Price.

The ISS pay-for-performance quantitative screen determined that our CEO pay was above the median, while our TSR for the past three calendar years was below that of the peer group selected by ISS. As outlined above, we believe the valuation methodology used by ISS for our LTI grants is substantially flawed and materially overstates value. As to stockholder returns, ISS has focused on a finite and temporary period of time to measure returns to reach a conclusion that is wholly inconsistent with our excellent track record of producing superior shareholder returns. We have consistently delivered long-term growth that has exceeded the growth of the FTSE NAREIT All Equity REITS Index and our own compensation peer group.

TSR	5 Year	10 Year
	Performance	Performance

SBAC	140%	275%

S&P 500	98%	96%

AMT & CCI	100%	205%

FTSE NAREIT All Equity REITS Index	76%	64%

Our Peer Group	88%	88%

ISS Peer Group	105%	101%

Investor sentiment following the 2016 Presidential election was negative on our stock, driving an initial 11% decline, and an overall 5.2% decline from November 8 to December 31, 2016. Yet our stock was up 16.6% in the first quarter of 2017, ranking #1 in our ISS peer group, and 25.5% through May 5, 2017, ranking #1 in our ISS peer group. In addition, over the twelve months ended May 5, 2017, our TSR increased 29.7% and was ranked #2 out of the 17 companies in our ISS peer group. Using this data, our executive compensation program would likely not have failed the ISS quantitative screen.

Our Executive Compensation Program Serves the Best Interests of Our Shareholders

Our compensation sits near the median of the ISS peer group based on SEC reporting requirements, while our long-term stock performance is at the top.

We believe ISS is seeking structural changes to long standing aspects of our compensation program which our Compensation Committee does not agree with. In particular, in the ISS Report ISS criticizes our use of time-vested stock options, which have been part of our compensation program for many years and which our Compensation Committee believes is the single-most important component of our compensation program and the one that most closely aligns management compensation with shareholder returns. As described above, ISS’s flawed valuation methodology for time-vested stock options clearly creates a bias against these instruments in their calculations. Our Compensation Committee and management believe that it would not be in the best long term interests of our shareholders to make changes to our compensation program which has worked so well for our shareholders and been overwhelmingly approved in prior say on pay votes.

While our TSR in calendar year 2016 lagged the ISS peer group, our executive compensation remains close to the median, and our long-term TSR has materially outperformed. As a result, we believe our compensation policy has proven successful. Altering our compensation program due to stock performance over a finite period, and ISS’s non-GAAP valuation of stock options, would be reactionary and disruptive to our management team, which has been committed to the company long-term while creating industry-leading shareholder value.

We appreciate your time and consideration on these matters and ask that you vote “FOR” Proposal 3: Advisory Vote to Approve Executive Compensation.